Exhibit 99.7

VIDEO NEWS RELEASE SCRIPT FOR REGIONS AND AMSOUTH ANNOUNCEMENT

Jack Moore:

Hi, I’m Jack Moore, chairman, president and chief executive officer of Regions Financial Corporation.

Dowd Ritter:

Hello, I’m Dowd Ritter, chairman, president and chief executive officer of AmSouth Bancorporation.

Jack Moore:

Today, we are announcing that Regions and AmSouth have signed a definitive merger agreement. Once the transaction is complete, the newly combined company will be called Regions Financial Corporation and will establish our organization as one of the top 10 bank holding companies in the United States.

Dowd Ritter:

Jack will assume the role of chairman for the new company, and I will be president and chief executive officer. Our boards support this strategic combination because we share:

•	a focus on delivering strong shareholder value,

•	a passion for providing high quality customer service,

•	a desire to create growth and development opportunities for employees and associates,

•	and a commitment to making our communities better places to live.

Jack Moore:

The new Regions has a common geographic footprint and will have strengthened local presence in our core markets. Our combined company will have leading positions in some of the fastest growing southern U.S. markets and a broad, balanced mix of businesses including retail and commercial banking, trust and asset management, securities brokerage, mortgage and insurance products and services. The new Regions will have:

•	$140 billion in assets,

•	$100 billion in deposits,

•	37,000 associates,

•	and 2,000 banking offices located throughout a 16-state footprint across the South, Midwest, and Texas.

Dowd Ritter:

Jack and I are confident that both Regions and AmSouth are ideal merger partners because we have similar cultures, business models and core operating values. Customers have always been first for both companies, and that will never change. You know, we’ve been neighbors for many years and now we’ll be family.

Jack Moore:

Regions’ recent integration went very smoothly, and that experience gives us a solid foundation to work from as we plan the integration with AmSouth. As a combined company, we have the talent, technology and business models to achieve another successful integration. We will keep our focus on our customers throughout this process, and our service levels will remain high.

Dowd Ritter:

This is absolutely the best time to take advantage of what Jack and I agree is an extraordinary opportunity. Competition in the banking industry increasingly requires both size and diversification. This combination is the right decision because it will create even more opportunities to build our franchise in some great core markets. The new Regions, led by talented leaders from each company, will have market-leading positions across the South and an important presence in the Midwest. This gives us an even greater ability to provide superior products and service to our customers … which ultimately leads to increased shareholder value.

Jack Moore:

We are confident the new Regions will emerge as the leading regional financial services provider that delivers superior shareholder returns on a consistent basis. Regions will be the best at providing customers the right solutions the first time and every time. And, we will be the best at delivering shareholder value by growing our customer base and deepening our customer relationships.

Dowd, I know we both have a commitment to community. The Birmingham community will benefit from being one of the few cities in the United States to have a top 10 bank holding company headquartered in its city because of increased community involvement and long-term job growth opportunities.

Dowd Ritter:

Yes, Jack. I am confident that Regions and AmSouth are better together … to create a stronger future for our shareholders, our customers, our communities, and our associates.